Exhibit 1

EMBRAER FILES ITS 2005 ANNUAL REPORT ON FORM-20F

São José dos Campos, 30 de junho de 2006 – Embraer- Empresa Brasileira de Aeronáutica S/A (NYSE: ERJ; Bovespa: EMBR3) filed today its 2005 annual report on Form 20-F with the Securities and Exchange Commission (SEC) and clarifies a restatement on its consolidated balance sheet and statement of cash flows for the year ended December 31, 2004.

Embraer reclassified certain securities held in private fixed income funds with maturity of more than 90 days accounted in the consolidated balance sheet for the year ended December 31, 2004 as “cash and cash equivalents” to “temporary cash investments,” in the total amount of US$243.5 million, in accordance with SFAS No. 115 Accounting for Certain Investments in Debt and Equity Securities.

In addition, Embraer reclassified investments in temporary cash investments held for trading in its 2004 consolidated statement of cash flows from “investing activities” to “operating activities” resulting in net cash used in operating activities of US$398.8 million and net cash used by investing activities of US$59.1 million for the year ended December 31, 2004, in accordance with SFAS No. 95 Statement of Cash Flow.

It is important to note that these restatements did not affect the Company’s consolidated financial position or consolidated net income for the year ended December 31, 2004.

For a better understanding of these restatements, the following table sets forth the previously reported and restated amounts of selected items within the consolidated balance sheet at December 31, 2004 and within the consolidated statement of cash flows for the year ended December 31, 2004.

PRESS OFFICES

Headquarters	North America	Europe, Middle East and Africa

Rosana Dias	Pedro Ferraz	Stéphane Guilbaud	Catherine Fracchia
rosana.dias@embraer.com.br	pedro.ferraz@embraer.com	sguilbaud@embraer.fr	cfracchia@embraer.fr
Cell: (+55 12) 9724 4929	Cell: (+1 954) 651 1871	Cell: (+33 6) 7522 8519	Cell: (+33 6) 7523 6903
Phone: (+55 12) 3927 1311	Phone: (+1 954) 359 3414	Phone: (+33 1) 4938 4455	Phone: (+33 1) 4938 4530
Fax: (+55 12) 3927 2411	Fax: (+1 954) 359 4755	Fax: (+33 1) 4938 4456	Fax: (+33 1) 4938 4456

	December 31, 2004

Selected Balance Sheet Data: (In Millions)	As Previously Reported	As Restated

Current Assets
Cash and cash equivalents	1,207.3	963.8
Temporary cash investments	153.5	397.0

	Year Ended December 31, 2004

Selected Cash Flows Data: (In Million)	As Previously Reported	As Restated

Cash flows from operating activities
Temporary cash investments	—	(402.1)
Net cash provided by operating activities	3.3	(398.8)
Cash flows from investing activities
Temporary cash investments held for trading	(158.7)	—
Net cash used in investing activities	(217.8)	(59.1)
Cash and cash equivalents at end of year	1,207.3	963.8

Embraer believes that the securities held in private fixed income funds with a maturity of more than 90 days are high quality marketable securities, which are marked to market and more than 90% of these securities have daily liquidity.  Therefore, in accordance with the Company’s internal liquidity policy, we believe that the restatements mentioned above have no impact in our net cash position.

	Year Ended December 31,

Cash, Temporary Investments and Debt Balance (In Millions)	2004	2005

Cash	963.8	1,339.2
Temporary Cash Investments	397.0	574.4
TOTAL	1,360.8	1,913.6
Debt Balance:
Loans and Financing - Short Term	513.3	475.3
Loans and Financing - Long Term	825.4	1,078.1
TOTAL DEBT BALANCE	1,338.7	1,553.4
TOTAL NET CASH :	22.1	360.2

PRESS OFFICES

Headquarters	North America	Europe, Middle East and Africa

Rosana Dias	Pedro Ferraz	Stéphane Guilbaud	Catherine Fracchia
rosana.dias@embraer.com.br	pedro.ferraz@embraer.com	sguilbaud@embraer.fr	cfracchia@embraer.fr
Cell: (+55 12) 9724 4929	Cell: (+1 954) 651 1871	Cell: (+33 6) 7522 8519	Cell: (+33 6) 7523 6903
Phone: (+55 12) 3927 1311	Phone: (+1 954) 359 3414	Phone: (+33 1) 4938 4455	Phone: (+33 1) 4938 4530
Fax: (+55 12) 3927 2411	Fax: (+1 954) 359 4755	Fax: (+33 1) 4938 4456	Fax: (+33 1) 4938 4456

Investor Relations
Embraer - Empresa Brasileira de Aeronáutica S/A
Tel: (+55 12) 3927 4404
Email: investor.relations@embraer.com.br

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Note to Editors

Embraer (Empresa Brasileira de Aeronáutica S.A. - NYSE: ERJ; Bovespa: EMBR3) is the world’s leading manufacturer of Commercial jets up to 110 seats with 36 years of experience in designing, developing, manufacturing, selling and providing after sales support to aircraft for the global Airline, Executive, and Defense and Government markets.  With headquarters in São José dos Campos, state of São Paulo, the Company has offices and customer service bases in the United States, France, Portugal, China and Singapore. Embraer is among Brazil’s leading exporting companies. As of March 31, 2006, Embraer had a total workforce of 17,144 people, and its firm order backlog totaled US$ 10.4 billion.

This document may contain projections, statements and estimates regarding circumstances or events yet to take place. Those projections and estimates are based largely on current expectations, forecasts on future events and financial tendencies that affect the Company’s businesses. Those estimates are subject to risks, uncertainties and suppositions that include, among others: general economic, political and trade conditions in Brazil and in those markets where the Company does business; expectations on industry trends; the Company’s investment plans; its capacity to develop and deliver products on the dates previously agreed upon, and existing and future governmental regulations. The words “believe”, “may”, “is able”, “will be able”, “intend”, “continue”, “anticipate”, “expect” and other similar terms are supposed to identify potentialities. The Company does not feel compelled to publish updates nor to revise any estimates due to new information, future events or any other facts. In view of the inherent risks and uncertainties, such estimates, events and circumstances may not take place. The actual results can therefore differ substantially from those previously published as Company expectations.

PRESS OFFICES

Headquarters	North America	Europe, Middle East and Africa

Rosana Dias	Pedro Ferraz	Stéphane Guilbaud	Catherine Fracchia
rosana.dias@embraer.com.br	pedro.ferraz@embraer.com	sguilbaud@embraer.fr	cfracchia@embraer.fr
Cell: (+55 12) 9724 4929	Cell: (+1 954) 651 1871	Cell: (+33 6) 7522 8519	Cell: (+33 6) 7523 6903
Phone: (+55 12) 3927 1311	Phone: (+1 954) 359 3414	Phone: (+33 1) 4938 4455	Phone: (+33 1) 4938 4530
Fax: (+55 12) 3927 2411	Fax: (+1 954) 359 4755	Fax: (+33 1) 4938 4456	Fax: (+33 1) 4938 4456